EXHIBIT 11
                            Schick Technologies, Inc.
                        Computation of Earnings Per Share

                                                                     Days              Weighted
                                                  Shares          Outstanding       Average  Shares
                                                ---------------------------------------------------
Three months ended September 30, 1997
Shares outstanding at July 1,1997               7,957,321            91                7,957,321

Sale and issuance of common stock               2,012,500            91                2,012,500

Stock options and warrants considered to be
   common stock equivalents                       438,191            91                  438,191

Options issued during fiscal 1998                  12,272            82
                                                                                          11,058
                                                                                     -----------
Weighted average shares outstanding                                                   10,419,070

Net income for the three months ended
September 30, 1997                                                                   $ 1,009,824
                                                                                     -----------

Net income per share                                                                 $      0.10
                                                                                     ===========

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